Exhibit 10.22

Execution Version

TERM LOAN AGREEMENT

dated as of August 29, 2025

among

  FERMI EQUIPMENT HOLDCO, LLC

and

FIREBIRD EQUIPMENT HOLDCO, LLC,

as Borrowers,

MACQUARIE EQUIPMENT CAPITAL, INC.

as Administrative Agent,

and

the Lenders party hereto

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	25
1.03	Accounting Terms	26
1.04	Pro Forma Calculations	27
1.05	Rounding	27
1.06	Times of Day	27
1.07	Timing of Payment or Performance	27

ARTICLE II. the COMMITMENTS and LOANS		27

2.01	The Loans and Loan Commitments	27
2.02	Maturity and Repayment of Loans	28
2.03	Mandatory Prepayments	29
2.04	Voluntary Prepayments	30
2.05	Interest	31
2.06	Project Finance Transaction.	31
2.07	Computation of Interest and Fees	32
2.08	Funding Losses	32
2.09	Evidence of Debt	32
2.10	Payments Generally	32
2.11	Sharing of Payments by Lenders	33
2.12	[Reserved]	34
2.13	Incremental Commitments.	34

ARTICLE III. TAXES, INCREASED COSTS, ETC.		35

3.01	Taxes	35
3.02	Increased Costs	39
3.03	Mitigation Obligations.	40
3.04	Survival	40

ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		41

4.01	Conditions Precedent to the Closing Date	41
4.02	Conditions to Funding the Initial Term Loans	43
4.03	Conditions to Disbursement of Initial Term Loan	44
4.04	Acceptance of Benefits.	45

ARTICLE V. REPRESENTATIONS AND WARRANTIES		45

5.01	Existence, Qualification and Power	45
5.02	Authorization; No Contravention	45
5.03	Governmental Authorization; Other Consents	46
5.04	Binding Effect	46
5.05	Financial Statements; Outstanding Indebtedness; No Material Adverse Effect	46
5.06	Litigation	47
5.07	No Default	47

i

5.08	Ownership of Property	47
5.09	Use of Proceeds	47
5.10	Taxes	47
5.11	ERISA Compliance	47
5.12	Subsidiaries; Equity Interests	48
5.13	Margin Regulations; Investment Company Act	49
5.14	Disclosure	49
5.15	Compliance with Laws; OFAC	50
5.16	Solvency	50
5.17	Investments	50
5.18	Security Matters	50
5.19	Organizational Documents	50
5.20	[Reserved].	51
5.21	[Reserved]	51
5.22	Affected Financial Institution	51
5.23	[Reserved].	51
5.24	No Defenses.	51
5.25	[Reserved].	51
5.26	Beneficial Ownership Certification.	51
5.27	Outbound Investment Rules.	51
5.28	Supply Agreement.	51

ARTICLE VI. AFFIRMATIVE COVENANTS		52

6.01	Financial Statements	52
6.02	Certificates; Reports; Other Information	53
6.03	Notices	53
6.04	Payment of Obligations; File Tax Returns	54
6.05	Preservation of Existence, Etc	54
6.06	Maintenance of Properties	54
6.07	Maintenance of Insurance	54
6.08	Compliance with Laws	54
6.09	Books and Records	55
6.10	Inspection Rights	55
6.11	Use of Proceeds	55
6.12	Bank Accounts and Security; Collateral Investment Proceeds	56
6.13	Further Assurances	56
6.14	Anti-Corruption Laws; Sanctions	56
6.15	[Reserved].	56
6.16	Construction of the Project	56
6.17	[Reserved]	57
6.18	Assets.	57
6.19	Material Documents.	58
6.20	HRSG Units.	58
6.21	Supply Agreement Change Order and Transportation Arrangement..	58
6.22	Conditions Subsequent to the Closing Date	58

ARTICLE VII. NEGATIVE COVENANTS		58

7.01	Liens	58
7.02	Investments	60
7.03	Indebtedness	61
7.04	Fundamental Changes	61
7.05	Dispositions	62
7.06	Restricted Payments	62
7.07	Business Activities; Change in Business	62
7.08	Transactions with Affiliates	62
7.09	Burdensome Agreements	63
7.10	Use of Proceeds	63
7.11	[Reserved].	63
7.12	Amendments of Certain Documents	63
7.13	Asset Storage and Installation..	63
7.14	Sanctions	63
7.15	Anti-Corruption Laws	63
7.16	ERISA	63
7.17	Compliance	64
7.19	Outbound Investment Rules.	64
7.20	Accounts.	64
7.21	Additional Material Documents.	64
7.22	Amendments to Material Documents.	64

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		64

8.01	Events of Default	64
8.02	Remedies Upon Event of Default	67
8.03	Application of Funds	67

ARTICLE IX. ADMINISTRATIVE AGENT		68

9.01	Appointment and Authority	68
9.02	Rights as a Lender	69
9.03	Exculpatory Provisions	69
9.04	Reliance by Administrative Agent	70
9.05	Delegation of Duties	71
9.06	Resignation of Administrative Agent	71
9.07	Non-Reliance on Administrative Agent and Other Lenders	72
9.08	Administrative Agent May File Proofs of Claim; Credit Bidding	72
9.09	Release of Collateral	74
9.10	Erroneous Payments	74

ARTICLE X. MISCELLANEOUS		77

10.01	Amendments, Etc	77
10.02	Notices; Effectiveness; Electronic Communication	78
10.03	No Waiver; Cumulative Remedies; Enforcement	79
10.04	Expenses; Indemnity; Damage Waiver	80
10.05	Payments Set Aside	82
10.06	Successors and Assigns	82
10.07	Treatment of Certain Information; Confidentiality	85
10.08	Right of Setoff	86
10.09	Interest Rate Limitation	87
10.10	Counterparts; Effectiveness	87
10.11	Survival of Representations and Warranties	87
10.12	Severability	87
10.13	Replacement of Lenders	88
10.14	Governing Law; Jurisdiction; Etc	88
10.15	Waiver of Jury Trial	89
10.16	No Advisory or Fiduciary Responsibility	90
10.17	Electronic Execution of Assignments and Certain Other Documents	90
10.18	USA PATRIOT Act	91
10.19	Entire Agreement	91
10.20	Publicity	91
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	91
10.22	Joint and Several Liability.	92

SCHEDULES

1	Aggregate Loan Commitments and Applicable Percentages
2.01	Lenders
5.05	Existing Indebtedness
5.06	Existing Liens
5.12	Subsidiaries; Organizational Chart
5.20	Assets
6.11	Borrower Account Details
6.12	Controlled Accounts
6.22	Post Closing Obligations

EXHIBITS

A	Form of Loan Notice
B-1-B-4	Form of U.S. Tax Compliance Certificates
C	Form of Compliance Certificate

TERM loan AGREEMENT

This TERM LOAN AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of August 29, 2025, among Fermi Equipment Holdco, LLC, a Delaware Limited Liability Company (“Fermi Equipment”), Firebird Equipment Holdco, LLC, a Delaware limited liability company (“Firebird Equipment”; and together with Fermi Equipment, the “Borrowers” and each a “Borrower”), each Lender (as defined below) from time to time party hereto, Macquarie Equipment Capital, Inc., a Delaware corporation, in its capacity as agent for the Lenders and the other Secured Parties (as defined below) (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrowers have requested that the Lenders provide a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means a deposit account, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) or securities account.

“Act” has the meaning specified in Section 10.18.

“Additional Material Document” means, collectively, any contract or agreement (or series of related contracts or agreements) effective as of the Closing Date or entered into by any Borrower subsequent to the Closing Date that (a) replaces or is entered into in substitution of an existing Material Document, and any further replacement or substitution thereof, (b) obligates such Person to make payments in an aggregate amount exceeding $15,000,00 over the term of such contract or agreement, (c) has a revenue value to such Person over its term in excess of $15,000,000, (d) that is material to the business of any Borrower, or (e) is made with respect to the installation, transportation, use, operation, maintenance or storage of the Assets. For the avoidance of doubt, none of the Loan Documents shall be deemed to be an Additional Material Document.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address set forth in Section 10.02, and, as appropriate, the Administrative Agent’s bank account as set forth in wire instructions provided by the Administrative Agent to the Borrowers, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in form and substance approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Loan Commitments” means the sum of the Loan Commitments of all the Lenders, as specified on Schedule 1 hereto (as the same may be modified from time to time in accordance with the terms hereof).

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means, with respect to any Person, all laws, rules, and regulations of any jurisdiction applicable to such Person from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder).

“Applicable Percentage” means with respect to any Lender at any time, the percentage of the sum of (a) the aggregate unused Aggregate Loan Commitments at such time plus (b) the aggregate outstanding principal amount of Loans at such time, that is represented by the sum of (x) such Lender’s unused Loan Commitments at such time, plus (x) the aggregate outstanding principal amount of the Loans of such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or in any assignment agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a per annum rate equal to 1.00%.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages a Lender

“Assets” means the assets listed on Schedule 5.20.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of the Administrative Agent), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a capital lease.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Account” means any Controlled Account that is identified as a Blocked Account on Schedule 6.12.

“Blocked Account Control Agreement” means a “blocked” account control agreement, among any Borrower, the Cash Management Bank and the Administrative Agent, which agreement prohibits transfers directed by the Borrower or any Person other than the Administrative Agent from the Blocked Account and is otherwise is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Borrower” has the meaning specified in the introductory paragraph hereto and shall refer to Fermi Equipment or Firebird Equipment as the context may require.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means to the extent owned by any Person free and clear of all Liens (other than Permitted Liens):

(a) (1) Dollars; and (2) in the case of any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia, or in the case of any jurisdiction in which any such Person conduct business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits or eurodollar time deposits with, certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of not less than $250,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Required Lenders);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government, in each case, having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;

(i) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j) Investments, classified in accordance with GAAP as current assets of a Borrower (other than amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments), in money market investment programs which are registered under the Investment Company Act of 1940, as amended, or which are administered by financial institutions having capital of not less than $250,000,000 in the case of U.S. domestic banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of foreign banks, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) of this definition; and

(k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia or Investments made in a country outside the United States in which any such Person is operating, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) (other than clause (g)(ii) above) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by any such Person which is not organized under the Laws of the United States, any state thereof or the District of Columbia in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” has the meaning specified in Section 6.12(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case, for purposes of this Agreement, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events:

(a) Fermi shall cease to hold directly or indirectly 100% of the Equity Interests in Fermi Equipment or any other Loan Party; or

(b) Fermi Equipment shall cease to hold 100% of the Equity Interests in Firebird Equipment.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Control Agreements, the Intercreditor and Subordination Agreement and any other collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien on the assets of a Loan Party in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Investment Proceeds” is defined in Section 6.12(a).

“Compliance Certificate” is that certain certificate substantially in the form attached hereto as Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that none of the Administrative Agent nor the Lenders shall be deemed to “control” any Loan Party. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means the Deposit Account Control Agreement or the Blocked Account Control Agreement, as applicable.

“Controlled Account” has the meaning specified in Section 6.12(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise then applicable to such Loan plus 1.50% per month.

“Deposit Account Control Agreement” means a “springing” account control agreement, among any Borrower, the Cash Management Bank and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Designated Jurisdiction” means any country, territory, or region to the extent that such country, territory or region itself is the subject of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Crimea and the so-called “Luhansk People’s Republic” and the so-called “Donetsk People’s Republic,” in each case, of Ukraine).

“Disbursement Date” means any date on which all the conditions precedent in Section 4.03 are satisfied or waived in accordance with Section 10.01 and a disbursement is made from the Blocked Account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Loan Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b) (subject to the consent of the Administrative Agent).

“Environmental Laws” federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health and safety (with respect to human exposure to pollutants, contaminants, or hazardous or toxic materials, substances or wastes) or the environment or the release of any pollutants, contaminants, or hazardous or toxic materials, substances or wastes into the environment, including those related to the treatment, storage or disposal of hazardous wastes, air emissions or discharges to wastewater treatment systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers resulting from or based upon (a) violation of any applicable Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Purchase Agreement” means that certain Equipment Purchase Agreement, dated as of June 26, 2025, by and between Bayonne Plant Holding, L.L.C., a Delaware limited liability company (“Bayonne”) and Fermi Equipment.

“Equity Documents” mean the stock purchase agreement dated as of the date hereof between the other parties thereto and Fermi, the LLC Agreement, a confidentiality side letter dated as of the date hereof, between the other parties thereto and Fermi and a side letter dated as of the date hereof, among Fermi, the seller parties thereto and the investor parties thereto.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests, of (or other ownership or profit interests in) such Person, or beneficial interests in such Person if such Person is a trust, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, limited liability company or membership interests, partnership interests or other equity interests (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and all securities containing profit participation features, equity appreciation rights, phantom equity rights or other similar rights and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrowers or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrowers or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; (j) the engagement by the Borrowers or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrowers pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 9.10(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Loan Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any withholding taxes imposed under FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fermi” means Fermi LLC, a Texas limited liability company.

“Fermi Equipment” has the meaning specified in the introductory paragraph hereto.

“Financial Statements” means, (i) the internally prepared, unaudited financial statements of Fermi, for the fiscal quarters ending March 31, 2025, and June 30, 2025, and (ii) for the interim period from the most recent period, internally prepared, unaudited financial statements of Fermi, for each quarterly period completed prior to 45 days before the Closing Date, all in form and substance satisfactory to Lenders.

“Firebird Equipment” has the meaning specified in the introductory paragraph hereto.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrowers with respect to employees employed outside the United States (other than any governmental arrangement).

“Fraudulent Conveyance” shall have the meaning assigned to such term in Section 10.22(g).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Lease Agreement” means that certain Ground Lease Agreement, dated as of May 14, 2025, by and among The Texas Tech University System, an agency of the State of Texas, Texas Tech University, a Texas public institution of higher education and member of the Texas Tech University System and Fermi SPE, LLC, a Delaware limited liability company, as amended by the First Amendment Group Lease Agreement, dated August 11, 2025.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor(s)” means the Borrowers (other than with respect to their own respective obligations) and Fermi.

“Guaranty” means the Guaranty, dated on or after the date hereof, by the Guarantors in favor of the Administrative Agent and the other Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HRSG Units” means those certain heat recovery steam generators with by-pass stacks as described in more detail and comprised of the parts expressly listed under the title “Inventory HRSG / VOTSG” in Appendix 2, Section 3 of the Supply Agreement.

“Incremental Commitment Agreement” has the meaning specified in Section 2.13(c).

“Incremental Term Commitments” has the meaning specified in Section 2.13(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not overdue by more than 90 days, (ii) management fees paid or accrued, accrued obligations incurred in the ordinary course of business, and purchase price adjustments and earn-outs, unless, in each case, such obligation becomes fixed or is required to appear in the liabilities section of the balance sheet of such Person in accordance with GAAP, (iii) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are not prohibited hereby), (iv) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, and (v) deferred rent obligations);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) (i) all obligations of such Person in respect of Disqualified Equity Interests and (ii) all other obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligations under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discounts.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Term Loan Commitment” means, as to each Lender, its obligation to make an Initial Term Loan to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Initial Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Initial Term Loan Commitment on the Funding Date is $100,000,000. The Initial Term Loan Commitment of each Lender shall permanently reduce to zero on the earlier to occur of (a) such Lender having made an Initial Term Loan to the Borrowers in the full amount of its Initial Term Loan Commitment and (b) 5:00 p.m. Eastern time on the Funding Date.

“Initial Term Loans” is defined in Section 2.01(a).

“Intercreditor and Subordination Agreement” means that certain Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among Fermi, the Administrative Agent and Mad Energy, as amended, modified or supplemented from time to time.

“Interest Payment Date” means, with respect to each Loan, the last Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, with respect to the Loans, (a) initially, the period commencing on the date the Loans are disbursed and ending on the first Interest Payment Date thereafter, and (b) thereafter, the period commencing on the immediately preceding Interest Payment Date and ending on the subsequent Interest Payment Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IPO Entity” means, at any time at and after a Qualified IPO, Fermi or any parent or Affiliate thereof, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the Qualified IPO.

“IRS” means the United States Internal Revenue Service.

“IT Lease” means the lease agreement with respect to 100 megawatt critical IT load (a) with any customer that has (i) tangible net worth greater than the total payment obligations under the lease agreement, (ii) a public corporate or family credit rating of at least B+ from S&P, or (iii) its obligations under the lease guaranteed by an affiliate satisfying either (i) or (ii) and (b) with terms and conditions that are reasonably acceptable to the Administrative Agent; provided that the list the customers delivered to the Administrative Agent on the Closing Date shall be considered reasonably acceptable to the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” does not include the Administrative Agent in its capacity as the Administrative Agent.

“Lending Office” means, as to any Lender, such Lender’s address set forth in Section 10.02, and, as appropriate, such Lender’s bank account as set forth in wire instructions provided by such Lender to the Borrower, or such other office or offices or account of such Lender described as such in such Lender’s Administrative Questionnaire or as a Lender may from time to time notify in writing the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“LLC Agreement” means that certain second amended and restated limited liability company agreement of Fermi, dated of the date hereof, by and among Fermi and the member parties thereto.

“Loan(s)” means an extension of credit by a Lender to the Borrowers hereunder (including, without limitation, all Initial Term Loans) and “Loans” is the collective reference to all extensions of credit by the Lenders to the Borrowers hereunder

“Loan Commitment” means, as to each Lender, its Initial Term Loan Commitment and/or the Incremental Commitments, as applicable.

“Loan Documents” means, collectively, this Agreement (including schedules and exhibits hereto), each Note, the Collateral Documents, the Guaranty, the Supply Agreement Consent, the Control Agreements, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Notice” means an irrevocable notice of the Borrowers in substantially the form of Exhibit A, specifying (a) the requested date of the borrowing of the Loans (which shall be a Business Day), (b) the principal amount of the Loans to be borrowed, and (c) the account or accounts, and corresponding wire instructions, to which the proceeds of such Loans shall be deposited.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan to Value Ratio” means as of any date of determination, the ratio of (i) the aggregate principal amount of the then outstanding Loans and the accrued but unpaid interest payable on such Loans minus unrestricted cash and Cash Equivalents in a Controlled Account and subject to a Lien in favor of the Secured Parties to (ii) Value.

“Mad Energy” means MAD Energy Limited Partnership, a Delaware limited partnership.

“MAD Energy Cash Note” means Secured Promissory Note dated July 29, 2025, in an aggregate amount of $20,000,000 by and among Fermi and MAD Energy.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) condition (financial or otherwise) of any Borrower; (b) a material adverse effect on (i) the ability the Loan Parties, taken as a whole, to perform its Obligations or its obligations under each Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse change in, or a material adverse effect upon, the enforceability or priority of the Administrative Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Documents” means (a) the Supply Agreement, (b) the MIPA, (c) the Storage Agreement, (d) Equipment Purchase Agreement and (e) any Additional Material Documents.

“Maturity Date” has the meaning specified in Section 2.02.

“Maximum Rate” has the meaning specified in Section 10.09.

“MIPA” means that certain Membership Interest Purchase Agreement, dated as of July 29, 2025, by and among Fermi, Firebird Equipment, Firebird LNG, LLC, a Delaware limited liability company and MAD Energy.

“MOIC” means (a) for any partial repayment or prepayment of Loans, a multiple of invested capital based on (i) without duplication, the sum of (in each case (other than the original issue discount and fees) solely to the extent paid in cash), all interest (other than default interest), premiums (including any Repayment Premium), principal (including scheduled payments and the repayment or prepayment of such on the applicable date of determination) and other payments received in cash by the Lenders in respect of such Loans being repaid or prepaid since the applicable date of borrowing as the numerator (excluding, for the avoidance of doubt, any cash or other returns in respect of other interests the Lenders or their affiliate may hold in any Loan Party or any affiliate thereof (including Equity Interests) and (ii) the principal amount of such Loans being repaid or prepaid as of such date, as the denominator and (b) for any payment of Repayment Premium at Maturity Date if no Loans have been borrowed or any repayment or prepayment of Loans in full, a multiple of invested capital based on (i) without duplication, the sum of (in each case (other than the original issue discount and fees) solely to the extent paid in cash), all interest (other than default interest), premiums (including any Repayment Premium), principal (including scheduled payments and the repayment or prepayment of such on the applicable date of determination) and other payments received in cash by the Lenders in respect of such Loans being repaid or prepaid since the applicable date of borrowing as the numerator (excluding, for the avoidance of doubt, and cash or other returns in respect of other interests the Lenders or their affiliate may hold in any Loan Party or any affiliate thereof (including Equity Interests) and (ii) the aggregate Loan Commitments provided by the Lenders hereunder (whether or not terminated as of such date of determination), as the denominator; provided each case such calculation shall exclude cash or other returns in respect of other interests the Lenders or their affiliate may hold in any Loan Party or any affiliate thereof (including Equity Interests).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions or has any liability.

“Net Cash Proceeds” means (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by the Borrowers (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Disposition or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking or other consulting fees and brokerage and sales commissions paid to third parties that are not Affiliates of the applicable Borrower, (ii) amounts required to be applied to the repayment of Indebtedness or other Contractual Obligation secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Collateral Document), and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness or other Contractual Obligation and (iii) Taxes for transfer or similar taxes (but not income taxes) paid or reasonably estimated to be payable as a result thereof; and (b) in connection with any issuance or sale of debt or equity securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any required reserves, reasonable attorneys’ fees, investment banking or other consulting fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“No Plan Asset Certificate” means a certificate from the Borrower, delivered by the relevant Responsible Officer of the Borrower, based on representations provided by investors in the Borrowers and in a form reasonably acceptable to the Administrative Agent, certifying that throughout the period beginning from the date of the No Plan Asset Certificate most recently delivered to the Administrative Agent or the date of the Credit Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than twenty-five percent (25%) of the total value of each class of equity interest in the Borrowers (calculated in accordance with Section 3(42) of ERISA) and, accordingly, the underlying assets of the Borrowers have not and do not constitute Plan Assets.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Loan made by such Lender, in form reasonably satisfactory to the Borrowers and the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, each Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against a Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, any premiums, charges, expenses, fees, indemnities and other amounts payable by an Loan Party under any Loan Document, including Erroneous Payment Subrogation Rights and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that is required to be reimbursed to the Administrative Agent or any Lender pursuant to any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Payment in Full” or “Paid in Full” means the payment in full in cash of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of all Loan Commitments under the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by a Borrower and any ERISA Affiliate or with respect to which a Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Requirement” is entry into any Control Agreement, the filing of a financing statement, delivery of any physical collateral, entry in a public register or the giving of notice in any jurisdiction necessary to perfect Administrative Agent’s security interests created by, and with the priority required by, any Collateral Document, as applicable.

“Permitted Indebtedness” has the meaning specified in Section 7.03.

“Permitted Investments” has the meaning specified in Section 7.02.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrowers, or any such plan to which the Borrowers is required to contribute on behalf of any of its employees or with respect to which either Borrower has any liability.

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Pledge Agreement” means the pledge agreement, dated as of the date hereof, by and among Fermi and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Progress Report” means, a report substantially in the form of Exhibit D to this Agreement.

“Project” means The President Donald J. Trump Advanced Energy and Intelligence Campus at Texas Tech University, a 5,769 acre energy and data center development campus located near Amarillo, Texas codenamed “Project Matador”.

“Project Finance Transaction” means a project finance transaction by Fermi or its subsidiaries with the primary purpose of financing the construction of the Project.

“Qualified IPO” means (a) the issuance and sale by an IPO Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), or (b) any transaction or series of related transactions (including a direct listing or a merger or other business combination transaction by Fermi or any parent entity with a “special purpose acquisition company”) following consummation of which Fermi or any parent entity is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests that are listed on a national securities exchange in the United States.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” means the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (excluding business interruption insurance and any indemnity payments payable to the Borrowers related to the Assets or the Supply Agreement), in each case, in excess of $2,500,000, relating to any asset of any Borrower.

“Register” has the meaning specified in Section 10.06(c).

“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning specified in Section 10.07.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, direct and indirect owners, employees, agents, consultants, trustees, administrators, managers, attorneys, accountants, legal and financial advisors, service providers and representatives of such Person and of such Person’s Affiliates.

“Repayment Premium” means (a) with respect to each repaid or prepaid Loan, an amount if any, sufficient to achieve a MOIC (as defined in clause (a) of such definition) of 1.50 to 1.00 and (b) with respect to any determination as of the Maturity Date if no Loans have been borrowed or with respect to any repayment or prepayment of all remaining Loans outstanding, an amount if any to achieve a MOIC (as defined in clause (b) of such definition) of 1.50 to 1.00.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30)-day notice period has been waived.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the sum of (a) the aggregate outstanding principal amount of the Loans at such time, plus (b) the aggregate unused Loan Commitments at such time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, managing partner, chief financial officer, executive vice president, treasurer, assistant treasurer, secretary, assistant secretary, controller, partner, director, or principal (or an equivalent role of any of the foregoing) of the Borrowers or any Guarantor, as applicable, or other authorized signatory. Any document delivered hereunder that is signed by a Responsible Officer of (a) the Borrowers or (b) a Guarantor, as applicable, shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company or other action on the part of the applicable Borrower or Guarantor, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrowers or a Guarantor, as the case may be.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, including the issuance of any option, warrant or other right to acquire any such dividend or distribution) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property, including the issuance of any option, warrant or other right to acquire any such dividend or distribution), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons (including any Related Parties) the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the all asset Pledge and Security Agreement, dated as of the date hereof, by and among the Borrowers and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Solvent” and “Solvency” mean, means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Permitted Liens” means Liens permitted under clauses (c), (e), (f), (g) and (j) of Section 7.01.

“Storage Agreement” means that certain Confirmation Letter, from NEM Energy B.V. to Firebird LNG, dated as of May 26, 2025, as supplemented by those certain General Conditions for Supplies and/or Services of NEM Energy B.V. Version December 2022.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (in the case of a trust, the trustee) (but other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of either Borrower, as applicable.

“Supply Agreement” means that certain Contract for the Supply of SCC-800 6x1 Combined-Cycle Power Island Equipment, dated as of July 14, 2022, by and between Firebird Equipment, as successor in interest to Firebird LNG LLC, a Puerto Rico limited liability company and Siemens Energy AB, a company duly organized under the laws of Sweden (or any of its affiliates, “Siemens”), as amended by Amendment No. 1, dated as of October 13, 2022, Amendment No. 2, dated as of January 13, 2023, Amendment No. 3, dated as of August 31, 2023, Amendment No. 4, dated as of October 5, 2023, Amendment No. 5, dated as of June 10, 2024, Amendment No. 6, dated as of January 28, 2025 and Amendment No. 7, dated as of July 22, 2025, each by and between Firebird Equipment and Siemens.

“Supply Agreement Change Order” has the meaning given to such term in Section 6.21.

“Supply Agreement Consent” means that certain Consent and Agreement, by and among Siemens, Firebird Equipment and the Administrative Agent, with respect to the Supply Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Trigger Event” means, the occurrence of any of the following: (a) an Event of Default has occurred and is continuing, (b) the failure of Fermi and its Subsidiaries to consummate a Qualified IPO on or before May 31, 2026, or (c) the failure of Firebird Equipment or another Loan Party to enter into the IT Lease on or before May 31, 2026.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 3.01(g) (B)(III).

“Value” means the expected fair market value of the Assets (calculated based on the resale value in the secondary market) acquired pursuant by the Supply Agreement. If there is any dispute to the fair market value of the Assets, the Borrowers and the Administrative Agent shall promptly engage independent valuation experts or appraisers to determine the fair market value.

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) All terms defined in this Agreement shall have the meanings used herein when used in any Loan Document or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications expressly set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, unless expressly specified otherwise, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) unless the context otherwise required, the word “or” is not exclusive.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or other Person shall constitute a separate Person hereunder (and each division of any limited liability company or other Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Accounting Terms.

(a) Generally. Except as expressly provided for herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-2047 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests shall be calculated in the manner prescribed by this Section 1.04; provided that notwithstanding anything to the contrary in clause (b), of this Section 1.04, when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test.

(b) In the event that either Borrower incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid (other than any repayment from the proceeds of other Indebtedness) under any revolving credit facility for ordinary working capital purposes), prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence (including the intended use of proceeds) or repayment of Indebtedness.

Rounding. Any financial ratios required to be maintained by a Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Times of Day; Business Day. Unless otherwise specified in the Loan Documents, time references are to time in Dallas, Texas. When the performance of any covenant, duty or obligation is stated to be due or required on a day that is not a Business Day, then, unless expressly provided otherwise herein or in another Loan Document, the date of such performance shall extend to the immediately succeeding Business Day.

Timing of Payment or Performance. Except as otherwise expressly provided herein or in any other Loan Document, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension shall be reflected in the computation of interest or fees, as the case may be.

ARTICLE II.

the COMMITMENTS and LOANS

The Loans and Loan Commitments.

(a) Each Lender severally agrees to make, on the Funding Date, a single term loan (collectively, the “Initial Term Loan”) to the Borrowers in a principal amount equal to such Lender’s Initial Term Loan Commitment as shown on Schedule 1.

(b) Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make, and the Borrowers hereby direct the Administrative Agent to make, all funds received from the Lenders pursuant to clause (a) above available to the Borrowers in like funds as received by Administrative Agent by wire transfer of such funds to the Blocked Account in accordance with the instructions provided by the Borrowers. The Initial Term Loan Commitment of each Lender shall automatically terminate and permanently be reduced to zero immediately after its Initial Term Loan is advanced on the Funding Date. Amounts paid or prepaid in respect of the Loans may not be borrowed.

Maturity and Repayment of Loans.

(a) The Loans shall mature on August 29, 2026 (the “Stated Maturity Date”) or such earlier date on which the outstanding Loans, together with all unpaid interest, the Repayment Premium, fees, charges and costs, become due and payable pursuant to Section 8.02 hereof (the “Accelerated Maturity Date”); provided, however, that if the Stated Maturity Date is not a Business Day, the Stated Maturity Date of the Loans shall be the preceding Business Day (such Stated Maturity Date or Accelerated Maturity Date, as applicable, the “Maturity Date”). On the Maturity Date, the aggregate principal amount of the Loans outstanding on such date and the Repayment Premium on such Loans, together with all other outstanding Obligations shall become immediately due and payable on such date without notice or demand. Each repayment of the outstanding Loans pursuant to this Section 2.02, Section 2.03 or Section 2.04 shall be applied pro rata in accordance with the Lenders’ Applicable Percentages.

(b) The Borrowers shall pay to Administrative Agent (for the benefit of the Lenders) the Repayment Premium set forth herein as compensation and liquidated damages for being prepared to make funds available hereunder with respect to the Loans, which Repayment Premium shall be due and payable, on the date of any payment, prepayment or repayment, or on the date such payment, prepayment or repayment is required to be made, as applicable, and nonrefundable when made. The parties hereto further acknowledge and agree that the Repayment Premium is not intended to act as a penalty or to punish the Borrowers or its Affiliates for any such payment, repayment or prepayment.

(c) In addition to all other amounts payable in respect of Loans (including interest and fees), and in consideration of the Lenders being prepared to make funds available hereunder with respect to the Loans, the Borrowers shall pay to the Lenders the Repayment Premium in accordance with, and as required under, this Agreement, which Repayment Premium shall be fully earned by the Lenders upon execution of this Agreement (for the avoidance of doubt, the Repayment Premium shall constitute “Obligations” from and after the Closing Date and shall be due and payable on the Stated Maturity Date or Accelerated Maturity Date whether other not the Loans have been borrowed hereunder). The Repayment Premium shall become immediately due and payable, and Borrowers will pay such premium, as compensation and liquidated damages to the Lenders for the loss of their investment opportunity and not as a penalty. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Borrowers hereby acknowledge and agree that if the Obligations are accelerated for any reason, including because of an Event of Default (including by operation of law or otherwise), the commencement of any insolvency proceeding or other proceeding pursuant to any applicable debtor relief laws, sale, disposition or encumbrance (including that by operation of law or otherwise) or a satisfaction or release by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means, the Repayment Premium, determined as of the date of acceleration will also be due and payable as though said Obligations were voluntarily prepaid or repaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Repayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by the Lenders as the result of any early termination of the Loan Commitments or repayment of the Loans and Borrowers agree that it is reasonable under the circumstances. Borrowers expressly agree that: (A) the Repayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Repayment Premium, and (D) the Repayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders. The Borrowers expressly acknowledge that its agreement to pay the Repayment Premium as herein described is a material inducement to the Lenders to provide the Loan Commitments hereunder and to make the Loans. Furthermore, the Borrowers acknowledge and agree that the Borrowers and their respective Affiliates shall be stopped hereafter from claiming differently than as agreed to with respect to the Repayment Premium.

Mandatory Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment, a mandatory prepayment or as a result of acceleration), Borrower shall pay to the Administrative Agent for the account of each Lender owed a portion of such Loan, (i) all accrued interest to the date of such prepayment on the amount prepaid, (ii) all accrued fees, if any, to the date of such prepayment corresponding to the amount being prepaid, (iii) in connection with any mandatory prepayment, the amount of the Loans prepaid shall be calculated so that the total principal amount of Loans prepaid and the accrued but unpaid interest on such Loans, shall be equal to the amount required to be prepaid and (iv) any prepayment made pursuant to this Section 2.03 shall be accompanied by the corresponding portion of the Repayment Premium. The Borrowers shall provide written notice of any mandatory prepayment no more than ten (10) Business Days and at least one (1) Business Day in advance thereof.

(b) Mandatory Prepayment with Respect to Qualified IPO. Upon notice from the Administrative Agent or the Lenders following the consummation of a Qualified IPO, the Borrowers shall within 150 (one hundred and fifty) days from the date of the consummation of the Qualified IPO, prepay the Loans, the Repayment Premium and the amount necessary to repay all outstanding Loans of each Lender and to cause the Payment in Full of the Obligations.

(c) Mandatory Prepayment with Respect to IT Lease. In the event the Administrative Agent has not received a copy of the executed IT Lease by May 31, 2026, the Borrowers shall, no later than thirty (30) days after the receipt of notice from the Administrative Agent or the Lenders, prepay the Loans of each Lender in cash, in an amount equal to 25% of the all outstanding Loans of each Lender together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid.

(d) Mandatory Prepayment with Respect to Non-Permitted Asset Sales. Upon any Disposition (other than Dispositions permitted under Section 7.05) by any Borrower, the Borrowers shall prepay an aggregate principal amount of the Loans, together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid, in an aggregate amount equal to 100% of the Net Cash Proceeds thereof.

(e) Mandatory Prepayment with Respect to Non-Permitted Indebtedness. Promptly upon receipt by any Borrower (but in any event within one (1) Business Day of such receipt), the Borrowers shall apply 100% of the Net Cash Proceeds of any incurrence of Indebtedness that is not permitted pursuant to Section 7.03 to prepay the Loans together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid.

(f) Mandatory Prepayment with Respect to a Recovery Event. No later than the third (3rd) Business Day following the date of receipt by any Borrower of any Net Cash Proceeds from any Recovery Event, the Borrowers shall prepay the Loans. together with all accrued and unpaid interest and Repayment Premium on the amount of such Loans being prepaid. in an aggregate amount equal to such Net Cash Proceeds; provided, however, that other than for any Net Cash Proceeds from a Recovery Event with respect to the Assets, at the election of Borrowers (as notified by the Borrowers to the Administrative Agent five (5) Business Days prior to the date of receipt of such excess Net Cash Proceeds), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may replace or repair the equipment, fixed assets or other property in respect of which such excess Net Cash Proceeds were received so long as (A) such replacement or repair is consummated within 180 days after the receipt of such excess Net Cash Proceeds, and (B) while such replacement or repair is underway, all of such proceeds are retained on deposit in a Controlled Account until required to be used to pay for the relevant replacement or repair.

(g) Application of Proceeds. The Lenders shall apply any proceeds received pursuant to Section 2.03 in the following order: (i) first, to accrued and unpaid interest on the principal amount of the Loans so prepaid as of the date of prepayment, and (ii) then, to principal outstanding amount of the Loans.

Voluntary Prepayments.

(a) The Borrowers may, upon written notice to the Administrative Agent as provided in clause (b) below, at any time or from time to time, voluntarily prepay the Loans in whole or in part; provided that any such voluntary prepayment of the Loans shall be accompanied by the Repayment Premium, all accrued and unpaid interest and fee on the amount of the Loans.

(b) The Borrowers shall give the Administrative Agent written notice of a prepayment to be made pursuant to Section 2.04(a) at least ten (10) Business Days (or such shorter period of time as the Administrative Agent may agree in its discretion), and not more than thirty (30) days, prior to the proposed prepayment date specifying (i) the date of such prepayment and (ii) that such prepayment is to be made pursuant to Section 2.04(a). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and provide to the Borrower notice of the amount of the Loans, the Repayment Premium, all accrued and unpaid interest and fees on the amount of the Loans and any other amounts payable in respect of the Loans. If such notice is given by the Borrower, the Borrowers shall make such prepayment on the date specified therein, in the amount specified in the Administrative Agent’s notice of the payment amount.

Interest.

(a) Interest Rate. Subject to the provisions of Section 2.05(b) below and Section 2.07, each Loan shall bear interest on the outstanding principal amount of each Loan for each Interest Period at a rate per annum equal to the Applicable Rate.

(b) Default Rate.

(i) Upon the occurrence and during the continuation of any Event of Default, the Borrowers shall pay interest to the Lenders on all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Interest accruing pursuant to the foregoing clause (i), including accrued and unpaid interest on past due amounts (including interest on past due interest), shall be due and payable by the Borrowers to the Lenders upon written demand therefor by the Administrative Agent.

(c) Payment of Interest.

(i) Accrual and Payments Generally. Interest on each Loan shall accrue on a daily basis and shall be due and payable quarterly in arrears on each Interest Payment Date applicable to such Loan and at such other times as may be specified herein.

(ii) [Reserved].

(iii) [Reserved].

(iv) Effect of Judgments; Insolvency Proceedings. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.

Project Finance Transaction. Each Lender shall be given an opportunity to participate in the Project Finance Transaction in its sole discretion up to an amount equal to the outstanding Loans and other Obligations under this Agreement plus the Repayment Premium thereon as of the applicable date of determination. Any Project Finance Transaction will be raised competitively and on an arm’s-length basis.

Computation of Interest and Fees; Direct Disbursement. All computations of fees and interest for Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue daily on each Loan, including the day on which the Loans are made, but shall not accrue on a Loan (or any portion thereof) for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. In addition, if at any time, the Lenders shall not have received on the date due (giving effect to any grace periods), any payment of interest upon any Loan or any fee described herein, the Administrative Agent may direct the disbursement of funds from any Controlled Account to the Lenders (or the Administrative Agent on behalf of the Lenders), in accordance with the terms hereof, to the extent available therein for payment of any such amount.

Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to borrow a Loan after the Borrowers have given a Loan Notice (unless any conditions specified in such Loan Notice were not satisfied); or

(b) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice of prepayment (unless any conditions specified in such notice were not satisfied) in accordance with Section 2.03 or Section 2.04;

including from fees payable to terminate any hedging arrangements or the deposits from which such funds were obtained.

Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender, the Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Payments Generally.

(a) General. All payments to be made by the Borrowers (including, without limitation, payment of principal, interest, fees, expenses, premiums), indemnities and reimbursements shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made by wire transfer to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. may, at the Administrative Agent’s election, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Sharing of Payments by Lenders. If, other than as expressly provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time, or such other share as contemplated hereunder or under the other Loan Documents) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time, or such other share as contemplated hereunder or under the other Loan Documents) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (1) notify the Administrative Agent of such fact, and (2) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, or such other share as contemplated hereunder or under the other Loan Documents, as the case may be; provided that (A) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in, any of its Loans to any assignee or participant, other than an assignment to the Borrowers or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agrees, to the extent it may effectively do so under applicable Law, this Agreement and the other Loan Documents, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.12 [Reserved]

2.13 Incremental Commitments.

(a) The Borrowers shall have the right, upon written notice to the Administrative Agent and each Lender (i) on or before the date that is 45 (forty five) days after the Closing Date, to request Incremental Commitments up to an amount equal to $50,000,000 to fund the transport and installation of the Assets acquired pursuant to the Supply Agreement and for working capital purposes related to the Assets acquired pursuant to the Supply Agreement (the “Initial Incremental”) and (ii) on or before the date that is 5 (five) days prior to the Maturity Date, to request Incremental Commitments up to an amount equal to $100,000,000 to fund the acquisition of additional power generation assets (the “Additional Asset Incremental”) (and such commitments, the “Incremental Term Commitments”). The decision whether to provide any Incremental Term Commitments shall be subject to each Lender in its sole discretion, and no Lender is obligated to provide Incremental Term Commitments.

(b) Each request from the Borrowers pursuant to this Section 2.13 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) shall solely be made by any existing Lender or any other Person consented to by the Lenders. In the event there are Lenders that have committed to an Incremental Commitment in excess of the maximum amount requested (or permitted), then the Borrowers shall have the right to allocate such commitments on whatever basis the Borrowers determines is appropriate. For the avoidance of doubt, no existing Lender shall be required to provide an Incremental Commitment except in its absolute and sole discretion.

(c) Incremental Commitment Amendment. Any Incremental Commitment shall be effected by an amendment (the “Incremental Commitment Amendment”) executed by the Borrowers, the Administrative Agent and each applicable Lender. The Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments or other modifications to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13.

(d) Conditions to Effectiveness of Increase. The effectiveness of any Incremental Commitment shall be on the same terms and conditions as the existing Loans and subject to the satisfaction or waiver of the following conditions: (i) the written consent of the applicable Lender, (ii) the execution of an Incremental Commitment Agreement, in form and substance satisfactory to each Lender party thereto, the Borrowers and the Administrative Agent, (iii) after giving effect to the Additional Asset Incremental and the borrowing of the loans thereunder, the Loan to Value Ratio shall be no greater than 70%, and (iv) such other conditions as the Lenders may determine in their sole discretion.

ARTICLE III.

TAXES, INCREASED COSTS, ETC.

Taxes.

(a) Defined Terms. For purposes of this Section, the term “Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section, the Borrowers shall deliver to the Administrative Agent and the applicable Lender the original or a certified copy of the receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and such Lender.

(g) Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(A), (g)(B) and (g)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, in the event that either Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code (a “United States Person”),

(A) any Lender that is a United States Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable (or any applicable successor forms); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section  (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Tax Treatment. The Borrowers and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes, the Loans are debt instruments not governed under Treasury Regulations Section 1.1275-4 and the interest payments on the Loans are not contingent interest within the meaning of Section 871(h)(4) of the Code. The parties hereto agree to report all income tax matters with respect to this Agreement consistent with this paragraph and shall not take any action or file any tax return, report or declaration inconsistent herewith unless required to do so by a change in applicable Law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Code.

(j) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loan Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Mitigation Obligations. Each Lender may make its Loan to the Borrowers through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.02, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Loan Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO LOANS

Conditions Precedent to the Closing Date The effectiveness of this Agreement is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and each other Loan Document (including the Control Agreements);

(ii) executed copies of the Equity Documents, in each case form and substance satisfactory to the Lenders;

(iii) [reserved];

(iv) [reserved];

(v) a certificate from a Responsible Officer of each Loan Party dated as of the Closing Date (i) attaching and certifying as true, complete and in full force and effect (A) the resolutions of the applicable Loan Party and performance of the Loan Documents by the Loan Party and authorizing specific officers to execute the Loan Documents on behalf of such Loan Party and (B) copies of each Loan Party’ Organization Documents, as amended, modified, or supplemented and in effect on the Closing Date, which, with respect to Organization Documents that are charter documents, are certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by an appropriate governmental official, and (ii) attesting to incumbency, authorization and signatures of each Responsible Officer of the Loan Parties authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(vi) [reserved];

(vii) [reserved];

(viii) a certificate of status with respect to each Loan Party dated within ten (10) days prior to the Closing Date (A) for the jurisdiction of organization of such Loan Party, and (B) for each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires qualification, in each case, such certificate to be issued by the appropriate officer of such jurisdiction and to indicate that such Loan Party is in good standing and qualified to engage in business in such jurisdiction;

(ix) a customary opinion of Haynes and Boone, LLP, counsel to the Loan Parties, dated as of the Closing Date and addressed to the Administrative Agent and each Lender, covering such matters relating to the Loan Documents and the transactions contemplated thereby as the Administrative Agent and the Lenders shall reasonably request and which shall, in any event, expressly permit permitted successors and assigns of the Administrative Agent and the Lenders to rely on such opinion;

(x) a certificate of a Responsible Officer of the Borrowers and each Guarantor dated as of the Closing Date (A) either (x) attaching copies of all consents, licenses and approvals of any Governmental Authority required in connection with the execution, delivery and performance by the applicable Loan Party and the validity against such Loan Party of the Loan Documents to which such Loan Party is a party, and such consents, licenses and approvals shall be in full force and effect, or (y) stating that no such consents, licenses or approvals are so required, (B) certifying that (x) the representations and warranties of each Loan Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof, (C) certifying that there has been no event or circumstance since, that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect since March 31, 2025, (D) certifying that there are no material actions, suits, investigations or proceedings pending in any court or before any arbitrator or Governmental Authority (and, to the knowledge of such Loan Party, none of the foregoing have been threatened in writing), and (E) certifying that no Loan Party has any Indebtedness outstanding other than Permitted Indebtedness or any Liens on any of their respective assets other than Permitted Liens.

(xi) evidence of Fermi having issued Preferred Units (as defined in the LLC Agreement) in an aggregate amount of at least $90,000,000 to the applicable members in accordance with the LLC Agreement;

(xii) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party in each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist and (B) customary tax lien, judgment and bankruptcy searches;

(xiii) the Administrative Agent shall have a perfected first priority (subject to Specified Permitted Liens) security interest in the Collateral granted under the Collateral Documents, and completed UCC financing statements in respect of each Loan Party shall have been delivered to the Administrative Agent for filing in such Loan Party’s jurisdiction of formation, to perfect the Administrative Agent’s security interest in the Collateral to the extent that such security interest may be perfected by the filing of a UCC financing statement;

(xiv) a certificate attesting to the Solvency of the Loan Parties taken as a whole before and after giving effect to the transactions contemplated by the Loan Documents, from the chief financial officer (or authorized representative performing similar functions) of the Borrower;

(xv) documentation evidencing the transfer of title of the HRSG Units to Firebird Equipment, in form and substance satisfactory to the Administrative Agent;

(xvi) a duly executed copy of the Intercreditor and Subordination Agreement; and

(xvii) so long as reasonably requested by the Administrative Agent or any Lender in writing at least ten Business Days prior to the Closing Date, the Administrative Agent and any Lender shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information with respect to the Borrowers and each Guarantor that is required by governmental entities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) with respect to the Borrower, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, one Beneficial Ownership Certification.

(b) The Borrowers shall have paid (and hereby agrees to pay on the Closing Date) any fees required to be paid on or before the Closing Date hereunder, including pursuant to clause (c) below.

(c) The Borrowers shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or any Lender) for which invoices (in the case of legal fees and expenses) have been received by Borrowers at least one Business Day in advance of the Closing Date.

(d) There shall have been no event or circumstance since March 31, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) The Borrowers shall have provided evidence in form and substance satisfactory to the Administrative Agent, of the voluntary conversion to Class A Units at the Conversion Price (as defined therein) of each of (i) that certain Series A Convertible Secured Promissory Note, issued by Fermi to certain investors on or about June 1, 2025, and (ii) that certain Series B Convertible Secured Promissory Note, issued by Fermi to MAD Energy, on July 29, 2025, prior to or substantially concurrently with the funding of the Loans on the Closing Date.

4.02 Conditions to Funding the Initial Term Loans: The obligation of each Lender to make its Initial Term Loan on the Funding Date is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders: (i) a duly executed Blocked Account Control Agreement (to the extent not provided on the Closing Date) with respect to the Blocked Account and (ii) an executed Loan Notice, at least five (5) Business Days prior to the Funding Date;

(b) the Borrowers shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or any Lender) for which invoices (in the case of legal fees and expenses) have been received by Borrowers at least one Business Day in advance of the Funding Date;

(c) (x) the representations and warranties of each Loan Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such proposed Loans or from the application of the proceeds thereof; and

(d) there shall have been no event or circumstance since March 31, 2025, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.03 Conditions to Disbursement of Initial Term Loans: Any disbursement of the Loans from the Blocked Account is subject to satisfaction (or waiver) of the following conditions precedent as determined by the Administrative Agent:

(a) the Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders: (i) invoices with respect to the payments under the Supply Agreement or other permitted uses of proceeds of the Loans as set forth in Section 6.11, (ii) a duly executed Supply Agreement Change Order, (iii) a duly executed copy of the Supply Agreement Consent, (iv) evidence of novation of the Supply Agreement from Siemens Energy AB to Siemens Energy Inc. in form and substance satisfactory to the Administrative Agent, (v) evidence that the Borrowers have dedicated and available funding sufficient, including the requested disbursement of Loans, to pay in full all amounts that are due and payable or will become due and payable under the Supply Agreement and (vi) a written request from the Borrowers with respect to the disbursement of funds from the Blocked Account, containing the proposed date of such disbursements, the destination account information and such other details as a reasonably required to effectuate the disbursement;

(b) the Borrowers shall have paid all reasonable and documented fees, and reasonable, documented out-of-pocket charges and disbursements of counsel to the Administrative Agent and the Lenders (directly to such counsel if requested by the Administrative Agent or any Lender) for which invoices (in the case of legal fees and expenses) have been received by Borrowers at least one Business Day in advance of the Funding Date;

(c) (x) the representations and warranties of each Loan Party contained in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality in the text thereof) and (y) no Default or Event of Default shall exist, or would result from such disbursement or the application of the proceeds thereof;

(d) there shall have been no event or circumstance since March 31, 2025 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e) the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a customary liability insurance certificate and property insurance certificate and corresponding endorsements naming the Administrative Agent, on behalf of the Secured Parties, as additional insured or lender loss payee, as applicable.

4.05 Acceptance of Benefits. The acceptance of the benefits of the Loans shall constitute a representation and warranty by the Borrowers to each of the Lenders that all the applicable conditions specified above are satisfied (unless waived) as of the time such Loans are made.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrowers represents and warrants to the Administrative Agent and the Lenders as and when required by this Agreement or any other Loan Document (to the extent made on the date any Loans are provided hereunder, both before and after giving effect to the making of such Loans and the application of the proceeds thereof) including on the Closing Date, the Funding Date or any Disbursement Date, that:

Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, material consents and approvals to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business necessitates such qualification.

Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowing of the Loans hereunder by the Borrowers (a) have been duly authorized by all necessary limited partnership, limited liability company or other organizational action, and (b) do not (i) contravene the terms of the Organization Documents of any Loan Party; (ii) conflict with or result in any material breach or contravention of, or result in the creation of (or the requirement to create) any Lien (other than in favor of the Administrative Agent) under, or require any payment to be made under (x) any Contractual Obligation to which a Loan Party is a party or affecting any Loan Party or their respective properties or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any such Person or its property is subject; or (iii) violate any material applicable Law applicable to any such Loan Party. No such Contractual Obligation exists that would prohibit or otherwise restrict any Loan Party from granting a Lien under the Collateral Documents on its Collateral, and no provision thereof applicable to any Loan Party limits or prohibits Administrative Agent or any Lender from exercising any of their respective rights and remedies under the Loan Documents.

Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by a Loan Party of the Liens granted by them pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Specified Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, consents, actions, exemptions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) filings or other actions to perfect the Liens created by the Collateral Documents.

Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05 Financial Statements; Outstanding Indebtedness; No Material Adverse Effect

(a) The Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present, in all material respects, the financial position of Fermi as of the date thereof and Fermi’s results of operations, cash flows and changes in partners’ capital for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted there in and subject to the absence of footnotes and normal year end audit adjustments in the case of unaudited financial statements, in each case, consistent with past practice.

(b) The statement of financial condition of Fermi dated June 30, 2025, and the related schedule of investments, statement of operations, statement of cash flows and statement of changes in partners’ capital for the fiscal year ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Fermi, as of the date thereof and its results of operations, cash flows for the period covered thereby.

(c) No Borrower has any Indebtedness as of the Closing Date except as set forth on Schedule 5.05, and Schedule 5.05 sets forth all Indebtedness of each Borrower and as of the Closing Date and setting forth the obligor(s), obligee(s), and any guarantor or security therefor.

(d) Since June 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Litigation. There are no material actions, suits, proceedings, claims or disputes pending or, to the knowledge of the applicable Loan Party, threatened in writing, at Law, in equity, in arbitration or before any Governmental Authority, by or against any of them, or any of their respective properties or revenues that that purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby. As of the Closing Date, there are no Liens on assets of any Loan Party, other than those set forth on Schedule 5.06.

No Default. No Loan Party is in default under, or with respect to, any material Contractual Obligation or any Material Document and no Person (other than a Loan Party) is in default under any material Contractual Obligation, any Material Document or the Supply Agreement. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, or any other Loan Document.

Ownership of Property; Funds. Each Loan Party has good record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, subject to Permitted Liens, and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes. Each Borrower is, directly or indirectly, a wholly-owned Subsidiary of Fermi.

Use of Proceeds. The Borrowers will use the proceeds of the Loans in compliance with Section 6.11.

Taxes. Each Loan Party (if applicable) has timely filed all federal and state income and other tax returns and tax reports required to be filed by such Person, and have timely paid all federal and state income and other material taxes (whether or not shown on any such tax return) levied or imposed upon it or its properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP. There is no proposed material tax assessment or other material tax claim against, and no tax audit with respect to, any Loan Party. Each Borrower is treated as a partnership or disregarded entity for U.S. federal income tax purposes. Commencing with its taxable year ending December 31, 2025, Fermi has been organized and has operated in conformity with the requirements for qualification as a REIT, and Fermi’s current and proposed method of operation will enable it to continue to meet the requirements for qualification as a REIT.

(a) ERISA Compliance.

(a) (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws, (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and (iii) to the knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrowers, threatened in writing material claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) No ERISA Event has occurred, and the Borrowers and any ERISA Affiliate is not aware of any material fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan.

(d) Either (i) the underlying assets of the Borrowers and any guarantor of the Borrowers’ obligations under this Agreement or any other Loan Document do not constitute “plan assets” within the meaning of the Plan Asset Regulation because such Borrower or such guarantor, as applicable, qualifies as an “operating company” within the meaning of the Plan Asset Regulation or (ii) “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than twenty-five percent (25.0%) of the total value of each class of equity interests in the Borrowers or such guarantor, as applicable (calculated in accordance with the Plan Asset Regulation) and, accordingly, the underlying assets of the Borrowers or such guarantor, as applicable, do not constitute “plan assets” within the meaning of the Plan Asset Regulation. Assuming that no portion of any Loan is or has been funded with “plan assets” (within the meaning of the Plan Asset Regulation), unless the Administrative Agent or any Lender relied on an available prohibited transaction exemption, all of the conditions of which are satisfied, the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrowers or any guarantor of the Borrowers’ obligations under this Agreement or any other Loan Document, the enforcement of the Obligations in accordance with the terms of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts under this Agreement, do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Code.

(e) To the extent applicable, each material Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. The Borrowers have not incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrowers or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

Subsidiaries; Equity Interests. The Borrowers have no Subsidiaries other than as set forth on Part (a) of Schedule 5.12 (including any updates made to such Schedule in accordance with Section 6.02(d) hereof), all of the outstanding Equity Interests in each Subsidiary has been (to the extent such concepts are relevant with respect to such ownership interests) validly issued, are fully paid and non-assessable and are owned by the Borrowers free and clear of all Liens, except those created under the Collateral Documents. Attached as Part (b) of Schedule 5.12 is an organizational chart of the Loan Parties showing the Loan Parties and each of their subsidiaries, in each case, as of the Closing Date or such later date as such Schedule is updated in accordance with Section 6.02(d) hereof). All of the outstanding Equity Interests in Fermi Equipment have been (to the extent such concepts are relevant with respect to such ownership interests) validly issued, are fully paid and non-assessable and are owned by Fermi free and clear of all Liens, except those created under the Collateral Documents.

Margin Regulations; Investment Company Act.

(a) Neither Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U) or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of the Loans, not more than 25% of the value of the assets of the Borrowers will be Margin Stock, and neither Borrower has present intention that Margin Stock will constitute more than 25% of the value of such assets.

(b) No Loan Party is an “investment company” or a company “controlled” by an “investment company” under, and within the meaning of, the Investment Company Act of 1940, as amended.

Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it. No written report, financial statement, certificate or other written information furnished by or on behalf of a Loan Party (other than (i) information of a general economic or industry-specific nature and (ii) financial projections, budgets, estimates, forecasts and other forward-looking information) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information furnished by or on behalf of a Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby, the Borrowers represent only that such information and projections were prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood and agreed, however, that such information and projections are as to future events and are not to be viewed as facts, that such information and projections are subject to significant uncertainties and contingencies, many of which are beyond the preparer’s control, that no assurances can be given that any particular projection will be realized and that actual results during the period or periods covered by such information and projections may differ significantly from the projected results and such differences may be material.

Compliance with Laws; OFAC.

(a) Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently taken.

(b) None of the Loan Parties or its Subsidiaries , nor, to the knowledge of any Borrower, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned 50% or more in aggregate, or controlled by one or more individuals or entities that are (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained, or are subject to, policies and procedures designed to promote and achieve compliance with such Sanctions.

(c) Each Loan Party, each applicable Subsidiary and their respective directors, officers and employees and, to the knowledge of either Borrower, the agents of the Borrowers, has conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Solvency. The Loan Parties on a consolidated basis, taken as a whole, are Solvent.

Investments. The Borrowers do not own any Investments except for Permitted Investments.

Security Matters.

(a) Each Borrower has good title to (or valid leasehold interests in) its respective assets, free and clear of any and all Liens except Specified Permitted Liens. Subject to the Perfection Requirements and subject to the Intercreditor and Subordination Agreement, the Administrative Agent’s Lien is a first priority (subject only to any Permitted Liens) perfected security interest in the Collateral of each applicable Borrower, securing the Obligations, enforceable against the applicable Borrower and all third parties, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing.

(b) Each Loan Party has full power and authority to grant such security interest to the Administrative Agent in its respective Collateral.

Organizational Documents. The Organizational Documents of each Loan Party, are in full force and effect in the form presented to the Administrative Agent and the Lenders as of the Closing Date. There are no provisions in any such Organizational Documents restricting a Loan Party from entering into and performing its respective obligations under this Agreement or the other Loan Documents.

5.20 [Reserved].

[Reserved].

Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.23 [Reserved].

No Defenses. The Borrowers know of no default or circumstance that with the passage of time or the giving of notice, could constitute a default under its or any Loan Party’s Organizational Documents.

5.25 [Reserved].

Beneficial Ownership Certification. To the extent any Lender has requested a Beneficial Ownership Certification, as of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01 is true and correct in all respects and (b) as of the date delivered, the information included in each updated Beneficial Ownership Certification delivered pursuant to Section 6.03 is true and correct in all respects.

Outbound Investment Rules. None of the Loan Parties or any of their respective Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. None of the Loan Parties or any of their respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any of the Loan Parties or any of their respective Subsidiaries were a U.S. Person or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Supply Agreement. The Supply Agreement is in full force and effect and is valid and enforceable against Firebird Equipment and each other Person party thereto, in accordance with its terms. Firebird Equipment is in compliance with the terms and requirements of the Supply Agreement and each other Person that is party to the Supply Agreement is in compliance with the terms and requirements of the Supply Agreement. Neither Firebird Equipment nor any other party to the Supply Agreement has provided or received any notice of any intention to terminate the Supply Agreement. There are no disputes pending or threatened under the Supply Agreement. There does not exist under the Supply Agreement any event which, with the giving of notice or the lapse of time, or both, would constitute a breach or default by Firebird Equipment or the other parties thereto. Complete and correct copies of the Supply Agreement (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Administrative Agent. Firebird Equipment has good and valid title to six (6) Heat Recover Steam Generator units (as defined in the Supply Agreement) free and clear of all Liens other than any restrictions set forth in the Supply Agreement. As of the Closing Date, 512,865,000 SEK has been paid by Firebird Equipment and its affiliates to Siemens under the Supply Agreement and 1,312,319,919 SEK remains to be paid before all remaining financial obligations pursuant to the Supply Agreement are Paid in Full.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until Loan Commitments have expired or been terminated and all Obligations shall have been Paid in Full, the Borrowers, each covenant and agree with the Administrative Agent and the Lenders that:

Financial Statements. The Borrowers shall deliver to the Administrative Agent (who shall distribute to each Lender):

(a) within one hundred twenty (120) days after the end of the fiscal year of Fermi (or such later date as may be agreed to by the Administrative Agent), a consolidated balance sheet of Fermi and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partners’ capital and cash flows of Fermi and its Subsidiaries, for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” explanatory paragraph or like qualification or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any Indebtedness, or (y) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrowers’ independent registered public accounting firm);

(b) within forty-five (45) days after the end of each fiscal quarters of each fiscal year of Fermi (or such later date as may be agreed to by the Administrative Agent), a consolidated balance sheet of Fermi and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidated statements of income or operations of Fermi and its Subsidiaries, as applicable, for such fiscal quarter and for the portion of the fiscal year then ended, and consolidated statements of cash flows of Fermi and its Subsidiaries, for the portion of the fiscal year then ended, all in reasonable detail and, subject to Section 1.03, certified by a Responsible Officer of Fermi as fairly presenting in all material respects the financial position, results of operations and cash flows of Fermi and its Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) together with each of the quarterly and annual financial statements required to be delivered to the Administrative Agent and the Lenders under Section 6.01(a) and Section 6.01(b), a duly executed Compliance Certificate, signed by a Responsible Officer of the Borrower; and

(d) promptly (and in any event within five (5) Business Days) after the receipt thereof, copies of all financial statements, reports and other material information and other material correspondence sent to or received by either Borrower (in each case, subject to written confidentiality agreements), including, without limitation, notices of default, and any notice containing any reference to misconduct of the Borrowers.

Certificates; Reports; Other Information. The Borrowers shall deliver to the Administrative Agent (who shall distribute to each Lender), in form and scope reasonably satisfactory to the Administrative Agent:

(a) at all times following a Trigger Event, the Borrowers shall deliver to the Administrative Agent as soon as available, and in any event within thirty (30) days after the end of each calendar month, a progress report, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Project;

(b) promptly, and in any event within five (5) Business Days after receipt thereof by either Borrower, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or inquiry by such agency regarding financial or other operational results the Borrowers; and

(c) promptly but no later than two (2) Business Days after the delivery of the same to the board of directors (or an equivalent governing body), (x) copies of financial statements and information prepared by the management of any Borrower (y) reports and budgets and all information and documents in connection with the Project.

Notices. the Borrowers shall promptly, and in any event within two (2) Business Days after the occurrence thereof, notify the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any Recovery Event;

(c) any material notice or material correspondence delivered to Siemens or received by Firebird Equipment with respect to the Supply Agreement;

(d) any breach, dispute, event of default (howsoever described) or right of termination arising under any of the Material Documents;

(e) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(f) the occurrence of any material ERISA Event;

(g) of any material change in accounting policies or financial reporting practices by the Borrowers or Fermi;

(h) of any changes to the location of the Assets, in each case, no later than two (2) Business Days prior to the applicable Assets being moved to a new location; and

(i) of any changes to the beneficial ownership information set forth in any Beneficial Ownership Certificate most recently delivered to the Administrative Agent and the Lenders; the Borrowers understand and acknowledge that the Administrative Agent and the Lenders rely on such true, accurate and up-to-date beneficial ownership information to meet Administrative Agent’s and the Lenders’ regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.

Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

Payment of Obligations; File Tax Returns. (a) Each of the Borrowers shall, and shall cause each Subsidiary to, pay and discharge, before the same shall become delinquent or in default: (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by such entity; (ii) all material lawful claims which, if unpaid, would by law become a Lien (other than Specified Permitted Liens) upon its property; (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions or grace periods contained in any instrument or agreement evidencing such Indebtedness; and (iv) all other material obligations and liabilities; and (b) timely file all income and other tax returns required to be filed. Fermi shall maintain its status as a REIT and operate in conformity with the requirements for qualification as a REIT.

Preservation of Existence, Etc. (a) Each of the Borrowers shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 7.04 or 7.05, and (b) take all reasonable action to maintain all other rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises material to the ordinary conduct of such Borrower and such Borrower’s business.

Maintenance of Properties. Each of the Borrowers shall maintain, and cause each Subsidiary to maintain, and in each case preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and use the standard of care typical in the industry in the operation and maintenance of its facilities.

Maintenance of Insurance. The Borrowers shall maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Compliance with Laws. Each of the Borrowers shall, and shall cause each Subsidiary to, comply (a) with the requirements of Regulations T, U and X of the FRB and the Investment Company Act of 1940, and (b) with material requirements of all other Laws applicable to it or its business or properties and all orders, writs, injunctions and decrees applicable to it or to its business or properties.

Books and Records. (a) Each of the Borrowers shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

Inspection Rights. Each of the Borrowers shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers, upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested by the Administrative Agent. The Administrative Agent and the Lenders shall have the right, upon reasonable notice, to visit and inspect any Assets of any Borrower, from time to time and the Borrower shall facilitate such visit and inspection with any warehousemen or Persons as requested by the Administrative Agent. (a) If a Default or Event of Default has occurred and is continuing at the time of such visit or inspection, Borrowers shall pay for any reasonable and documented out-of-pocket expenses incurred by such employees, consultants, advisers or agents of Administrative Agent or any Lender, or the Independent Engineer, in connection with such visit or inspection. Except as expressly set forth in clause (b) below, the Administrative Agent and the Lenders (collectively) shall not exercise such rights more than one time during any calendar year, and (b) when an Event of Default exists, the Administrative Agent or any Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours without advance notice.

Use of Proceeds. The Borrowers shall use the proceeds of the Loans (a) to directly purchase Assets pursuant to the Supply Agreement and make payments due under the Supply Agreement, (b) to fund the costs and expenses related to the transport, retrofitting and installation of the Assets acquired pursuant to the Supply Agreement and (c) to pay fees and expenses in connection with the transactions contemplated hereunder in accordance with this Section 6.11. The Loans shall be funded into the Blocked Account subject to the conditions set out in Section 4.02. The Loans from the Blocked Account shall be disbursed subject to the conditions set out in Section 4.03 directly to Siemens on behalf of the Borrowers in accordance with the account details and instructions provided by the Borrower.

Bank Accounts and Security; Collateral Investment Proceeds.

(a) Controlled Accounts. Subject to Section 6.12(b), the Borrowers shall at all times maintain all of their Accounts at one or more of the banks, securities intermediaries, financial institution or other applicable Person set forth on Schedule 6.12 (each, a “Cash Management Bank”) and cause their deposit, securities and other Accounts that at any time or from time to time contain any assets of the Borrowers, including, without limitation, proceeds of Investments owned directly or indirectly by the Borrowers (such proceeds of Investments being referred to herein as “Collateral Investment Proceeds”) to be deposited in an Account with a Cash Management Bank and, be subject to a Control Agreement in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, pursuant to documentation satisfactory to the Required Lenders (each such Account, a “Controlled Account”). As of the Closing Date, the Borrowers have no Accounts other than the Controlled Accounts as set out on Schedule 6.12 hereto.

(b) Collateral Investment Proceeds to Controlled Accounts. The Borrowers shall, and shall cause each Loan Party to ensure, that all Collateral Investment Proceeds (whether by way of dividend, distribution, redemption, payment on Indebtedness, sale, lease, transfer, or other disposal or liquidation of all or part of any asset) shall be paid or credited to a Controlled Account immediately and in any event no later than the next Business Day after the date of receipt thereof.

Further Assurances. Each of the Borrowers shall and shall cause each other Loan Party to, promptly upon the request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject the assets intended to be Collateral to the Liens now or hereafter intended to be granted by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created under the Collateral Documents and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party and (c) perform any other undertakings for which the Administrative Agent, from time to time shall reasonably require.

Anti-Corruption Laws; Sanctions. Each of the Borrowers shall conduct, and cause each Subsidiary and Loan Party to conduct, its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures or such policies are maintained on their behalf, in each case designed to promote and achieve compliance with such laws and Sanctions.

6.15 [Reserved].

Construction of the Project. At all times following the Trigger Event, the Borrowers shall (i) ensure that all work done on the Project is done in a good and workmanlike manner and in all material respects, except as otherwise provided herein, in accordance with prudent industry practice, applicable permits and applicable laws, (ii) make or cause to be made all contracts and do or cause to be done all things necessary for the acquisition, construction, equipping and the completion, and all other milestones required to be completed under any applicable construction contracts in all material respects with the applicable plans and specifications. Without limiting the generality of the foregoing, each of the Borrowers shall to the extent prudent and commercially reasonable, diligently pursue and enforce all of its material rights and remedies under the Material Documents.

6.17 [Reserved]

6.18 Assets.

(a) Bailee Letters. The Borrowers shall ensure that an executed bailee letter from the applicable warehouseman, in form and substance reasonably satisfactory to the Administrative Agent, has been delivered to the Administrative Agent prior to any of the Assets being moved to such warehouse, storage or location where the Assets are expected to be stored for thirty (30) days or more. The Borrowers shall provide an executed bailee letter from the applicable warehouseman, in form and substance reasonably satisfactory to the Administrative Agent, for any warehouse, storage or location where the Assets have been stored for thirty (30) days, within fifteen (15) days of such storage period having elapsed.

(b) Additional Assets. Upon the acquisition of any property by any Borrower, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i) within fifteen (15) days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent;

(ii) within fifteen (15) days after such acquisition, cause the applicable Borrower to duly execute and deliver to the Administrative Agent a supplement to the Security Agreement and other security and pledge agreements as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Borrower under the Loan Documents and constituting Liens on all such properties; and

(iii) within fifteen (15) days after such acquisition cause the applicable Borrower to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties.

(c) Actions After Default. Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default or Event of Default, the Borrowers shall, at the Borrowers’ expense, within fifteen (15) days after such request, duly execute and deliver, and cause each applicable Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, Security Agreement supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all certificates, if any, representing the Equity Interests in and of each Subsidiary), securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties.

Material Documents.The Borrowers shall take all reasonable and necessary action to maintain the Material Documents in full force and effect in accordance with its terms in all material respects.

6.20 HRSG Units. The Borrowers shall provide executed copies of agreement and documents, in each case, in form and manner satisfactory to the Administrative Agent providing for the transportation and delivery of HRSG Units to Texas by no later than the date that is sixty (60) days from the Closing Date (which time periods may be extended at the sole discretion of the Administrative Agent).

6.21 Supply Agreement Change Order and Transportation Arrangement. Fermi Equipment shall enter into a change order to the Supply Agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing for retrofit work necessary for the applicable Assets to be compatible with the Project and for transportation and storage arrangements for the applicable Assets acquired pursuant to the Supply Agreement (”Supply Agreement Change Order”), reasonably promptly after Siemens has made the estimates of costs referenced in the Amendment No. 7 to the Supply Agreement available to Fermi Equipment; provided that in any event, such Supply Agreement Change Order shall be entered into by no later than sixty (60) days following the Closing Date (which time period may be extended at the sole discretion of the Administrative Agent).

Conditions Subsequent to the Closing Date. Furnish to the Administrative Agent such items or take such actions as are set forth on Schedule 6.22 that were not delivered or taken on or prior to the Closing Date within the applicable time periods set forth on such Schedule 6.22 (which time periods may be extended at the sole discretion of the Administrative Agent).

ARTICLE VII.

NEGATIVE COVENANTS

Until the Loan Commitments have expired or been terminated and all Obligations shall have been Paid in Full, the Borrowers covenant and agree with the Administrative Agent and the Lenders that:

Liens. The Borrowers shall not, create, incur, assume or suffer to exist any Lien upon (x) in the case of any Borrower, any property, assets or revenues, whether now owned or hereafter acquired, of any Borrower, and (y) any of the Collateral, other than pursuant to a Loan Document or as described in clause (e) below with respect to the financial institutions holding the Controlled Accounts, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names a Borrower as debtor, or assign any accounts or other right to receive income, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens disclosed on Schedule 5.06 on assets existing on the Closing Date securing the Indebtedness described on such schedule and any Lien granted as a replacement or substitute therefor;

(c) Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens in favor of financial institutions arising in connection with a Borrower’s deposit or investment accounts held at such institutions to secure customary fees and charges;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens securing Indebtedness under the MAD Energy Cash Note, so long as such Liens are subject to the Intercreditor and Subordination Agreement;

(g) Liens in respect of property of any Borrower imposed by requirements of law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or otherwise pertaining to Indebtedness permitted under Section 7.03(g)) which do not in the aggregate materially detract from the value of the property of the Borrowers, taken as a whole, and do not materially impair any of the rights or interests of the Secured Parties or the use thereof in the operation of the business of such Borrower, taken as a whole, and which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(h) Liens (x) imposed by requirements of law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, government contracts, (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by requirements of law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(i) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to unrestricted cash deposited in connection therewith;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any such Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 7.03(g); and

(l) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law and which are not yet due.

Investments. The Borrowers shall not make or hold any Investment other than the following (“Permitted Investments”):

(a) (i) Investments existing on the Closing Date that are disclosed as described in Section 5.12;

(b) acquisitions of any equipment or asset in connection with the Project from the funds deposited in any Controlled Account other than the Blocked Account, subject to the requirements of Section 6.18(b);

(c) Investments consisting of Cash Equivalents on deposit in a Controlled Account;

(d) Investments constituting equity capital contributions from Fermi Equipment to Firebird Equipment;

(e) the Borrowers (i) acquiring and holding accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) endorsing negotiable instruments held for collection in the ordinary course of business or (iii) making lease, utility and other similar deposits in cash in the ordinary course of business;

(f) Investments consisting of endorsements for collection or deposit in the ordinary course of business of any Borrower; and

(g) to the extent constituting an Investment, Indebtedness permitted by Section 7.03, Liens permitted by Section 7.01, transactions permitted by Section 7.04, and Dispositions permitted by Section 7.05; and

Indebtedness. The Borrowers shall not create, incur, assume or suffer to exist any Indebtedness, except (the “Permitted Indebtedness”):

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the MAD Energy Cash Note, so long as it is subject to the Intercreditor and Subordination Agreement;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 5.05;

(d) Indebtedness in respect of (x) appeal bonds or similar instruments and (y) payment, bid, performance or surety bonds, or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations, letters of credit, and bankers acceptances issued for the account of any such Borrower, in each case listed under this clause (y), in the ordinary course of business, and including guarantees or obligations of any such Borrower with respect to letters of credit supporting such appeal, payment, bid, performance or surety or other similar bonds, completion guarantees, or similar instruments, workers’ compensation claims, health, disability or other employee benefit insurance claims, self insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(e) Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(f) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business; and

(h) unsecured Indebtedness representing any Taxes to the extent such Taxes are being contested by any Borrower or its Subsidiaries in good faith by appropriate proceedings and adequate reserves are being maintained by the applicable Company in accordance with GAAP;

provided, however, and notwithstanding the foregoing, the Borrowers shall not incur, assume or suffer to exist any Indebtedness where such Indebtedness has direct or indirect recourse under collateral security to the assets of any Borrower or any Collateral.

Fundamental Changes. The Borrowers shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose (including pursuant to a Division) of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any such Person or form or acquire any subsidiaries for enter into any joint venture.

Dispositions. The Borrowers shall not make any Disposition or enter into any agreement to make any Disposition, except:

(a) Investments expressly permitted by Section 7.02 and Liens expressly permitted by Section 7.01;

(b) use of cash and disposition of Cash Equivalents in the ordinary course of business to the extent expressly permitted by the terms of this Agreement;

(c) Dispositions solely among the Borrowers;

(d) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrowers;

(e) sale, discounts of or forgiveness of customer delinquent notes or accounts receivable (including, in all events, the disposition of delinquent accounts receivable pursuant to any factoring arrangement) in the ordinary course of business in connection with settlement, collection or compromise thereof;

(f) other than with respect to any of the Assets, Dispositions of assets with fair market value in an aggregate amount not exceeding $2,500,000 in exchange for consideration;

(g) any other Disposition with the prior written consent of the Lenders; and

(h) the making of Restricted Payments permitted under Section 7.06.

Restricted Payments. The Borrowers will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than with the prior written consent of the Lenders other than a Restricted Payment from Firebird Equipment to Fermi Equipment.

Business Activities; Change in Business.

(a) The Borrowers shall not engage in any business other than the businesses currently engaged in by the Borrowers on the Closing Date or reasonably related thereto.

(b) The Borrowers shall not (i) (A) change the jurisdiction of registration or incorporation of any Borrower, or (B) change the organizational structure or type of any Borrower; or (ii) without at least ten (10) Business Days prior written notice to Administrative Agent and the Lenders (or such shorter notice period as the Administrative Agent may agree), (A) change the legal name of any Borrower, or (B) change any registration, formation or incorporation number (if any) assigned by the jurisdiction of registration, formation or incorporation of such Borrower

Transactions with Affiliates. The Borrowers will not, without the prior written consent of the Administrative Agent, enter into any transaction of any kind with any Affiliate of the Borrowers, other than (a) in the ordinary course of business on fair and reasonable terms no less favorable to such Borrower (taken as a whole) than those which would be included in an arm’s length transaction with a non-Affiliate or (b) between the Borrowers.

Burdensome Agreements. The Borrowers will not, enter into, assume or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Document) that limits the ability: to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or to incur or repay the Obligations.

Use of Proceeds. The Borrowers shall not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

7.11 [Reserved].

Amendments of Certain Documents. The Borrowers shall not without the prior written consent of the Administrative Agent, agree to any amendments, waivers, supplements or other modifications or take any other action with respect to the terms or provisions of their respective Organization Documents, in each case, that would either individually or collectively, be materially adverse to the interests of the Administrative Agent or the Lenders in their respective capacities as such under the Loan Documents.

7.13 Asset Storage and Installation. The Borrowers shall not deliver the Assets to, or store the Assets on, the “Premises” as defined in the Ground Lease Agreement, install or enter into any agreement to install any of the Assets at the “Premises” or store the Assets in each case, without the prior written consent of the Administrative Agent, other than with reputable third-party warehouse men or, when in transit, reputable transportation companies.

Sanctions. The Borrowers shall not, directly or indirectly use the proceeds of the Loans, or lend or contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise, of Sanctions.

Anti-Corruption Laws. The Borrowers shall not directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other applicable anti-corruption legislation in other jurisdictions applicable to the Loan Parties or their activities.

ERISA. The Borrowers shall not fail to satisfy (or permit any guarantor of the Borrowers’ obligations under this Agreement or any other Loan Document to fail to satisfy) an exception to holding “plan assets” under the Plan Asset Regulation which failure causes the assets of any Borrower to be deemed “plan assets” (within the meaning of the Plan Asset Regulation). The Borrowers shall not, and shall not permit any of the other guarantor of the Borrowers’ obligations under this Agreement or any other Loan Document to, take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A) - (D) of the Code or Section 406(a) of ERISA that would subject the Administrative Agent or any Lender to any tax, penalty, damages or any other claim or relief under the Code or ERISA with respect to transactions contemplated by this Agreement and the other Loan Documents.

Compliance. Neither of the Borrowers shall, nor shall the Borrowers permit any Guarantor to, (a) become an “investment company” or a company “controlled by” an “investment company”, under the Investment Company Act of 1940, as amended, or (b) with respect to the Borrower, undertake as one of its important activities extending credit to purchase or carry Margin Stock (as defined in Regulation U), or use the proceeds of any Loan for that purpose.

Outbound Investment Rules. The Borrowers will not (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any of the Borrowers were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Accounts. The Borrowers shall not have any deposit accounts, commodities accounts, or securities accounts other than the Controlled Accounts or the Blocked Account.

(a) Additional Material Documents. The Borrowers shall not enter into any Additional Material Document without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

Amendments to Material Documents. The Borrowers shall not without prior written consent of the consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned), amend, supplement, waive, consent to, assign, replace, terminate, assign such Person’s right thereunder, or otherwise modify the Supply Agreement or any other Material Document other than (a) ministerial or technical amendments that are not adverse to the Borrowers or the Lenders and (b) solely with respect to any extensions of the term of (but for the avoidance of doubt, not any delivery milestone under) any Material Document.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Borrowers fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan or applicable Repayment Premium with respect to any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. A Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.02(c), 6.03(a), 6.03(c), 6.05(a), 6.08, 6.11, 6.12, 6.14, 6.16, 6.17, 6.19, 6.21, 6.22 or Article VII or the Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c) Other Defaults. A Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; or

(e) Cross-Default. Any Loan Party (i) fails to make any payment beyond the applicable grace period, if any, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than the Obligations) having an aggregate principal amount of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee (other than the Obligations) beyond the applicable grace period, if any, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and in each case, the effect of which default or other event causes the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded (and such holder does demand) or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (x) liquidation, reorganization or other relief in respect of the Borrowers or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or more days or an order or decree approving or ordering any of the foregoing shall be entered; or (ii) the Borrowers shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this clause (f), (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors or (6) take any action for the purpose of effecting any of the foregoing; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (or takes any corporate or similar action for the purpose of the foregoing), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of their respective properties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party, (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by insurance by an insurer that does not dispute coverage and for which a claim (A) has been submitted, (B) is in the process of being submitted or (C) is intended to be submitted promptly or (ii) a third party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligation) or (ii) any material one or more non-monetary final judgments and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower to a Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document or, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower, as applicable or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or a Loan Party, as applicable denies in writing that it has any or further liability or obligation under any provision of any Loan Document to which it is a party, or purports to revoke, terminate (other than in accordance with the terms thereof) or rescind any provision of any Loan Document to which it is a party; or

(k) Change of Control. There occurs any Change of Control;

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms of any Loan Document or as a direct and exclusive result of an action or a failure to act by the Administrative Agent or the Lenders) cease to create a valid and perfected first priority (subject to Specified Permitted Liens) security interest on the Collateral purported to be covered thereby or (ii) any depository institution or securities intermediary, as applicable, closes the Controlled Account or provides notice to the Administrative Agent or any Lender of its intention to close any Controlled Account or otherwise terminate a Control Agreement without the Administrative Agent’s prior written consent;

(m) Breach or Termination of Supply Agreement or Material Documents. Any Borrower shall be in breach of material any obligation, or a material default by such Person shall have occurred and be continuing, under any Material Document and such breach or default shall continue unremedied for the cure period provided under such Material Document and, in each case unless waived by the appropriate party; provided that, for the avoidance of doubt, any Borrower, prior to waiving any such breach or default, shall have obtained the written consent of the Required Lenders; or

(n) Termination. Any Material Document shall for any reason cease to be valid and binding on any of the Persons party thereto or otherwise not be in full force and effect, as the case may be, except upon fulfillment of such party’s obligations thereunder or upon termination in accordance with its terms and not as a result of a default thereunder.

Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, acting at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that that upon the occurrence of an event described in Section 8.01(f) or (g), the Loan Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender and in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent pursuant to Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders pursuant to Section 10.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been Paid in Full, to the Borrowers or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Macquarie Equipment Capital, Inc.to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 9.06 and Section 9.09, (i) the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and (ii) no Borrower shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrowers to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Rights as a Lender. If also a Lender, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any of their respective Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent or any of its Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by a Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible for the existence, genuineness, value or sufficiency of any of the Collateral or for the validity, creation, perfection, priority, maintenance, continuation or enforceability of the Liens in any of the Collateral (including any obligation to prepare, record, file, re-record or re-file any financing statement, perfection statement, continuation statement or any other instrument in any public office), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral, for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral or for the preservation of any rights against any third parties with respect to the Collateral, it being understood and agreed that it shall be the obligation of the Borrowers to make any such filings.

Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection herewith. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Resignation of Administrative Agent.

(a) The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications and requirements set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations (other than in respect of any surviving confidentiality obligations) hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations (other than in respect of any surviving confidentiality obligations) hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be in an amount substantially consistent with market practice. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to the Loan Partis, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which an Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Release of Collateral. Without limiting the provisions of Section 9.08, each of the Lenders irrevocably authorizes the Administrative Agent, and the Administrative Agent agrees, (a) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties, and (b) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not an Loan Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the Borrowers such documents as the Borrowers may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and this Section 9.09. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien, or any certificate prepared by the Borrowers in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.10 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Loan Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X.

MISCELLANEOUS

Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no such amendment, waiver or consent shall:

(a) extend or increase the Loan Commitment of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(c) reduce the principal of, or the rate of interest specified herein on any Loan (other than a waiver of the Default Rate), or any fees, premiums or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral (other than in accordance with the terms of the Loan Documents) in any transaction or series of related transactions, without the written consent of each Lender;

(g) release all or substantially all of the value of the Guaranty or any other Guarantee of the Obligations, without the written consent of each Lender; or

(h) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness, in either the case of subclause (x) or (y), unless expressly permitted by this Agreement (as in effect on the Closing Date), without the written consent of each Lender adversely affected;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by electronic mail as follows:

(i) if to the Borrowers, to:

c/o Fermi LLC

600 S. Tyler, Ste. 1501

Amarillo, Texas 79101

Attention:	Toby Neugebauer
e-mail:	toby@fermiamerica.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP

1801 N. Harwood St., Suite 2300

Dallas, Texas 75201

Attention:	Logan Weissler
Email:	logan.weissler@haynesboone.com

(ii) if to the Administrative Agent or any Lender party hereto on the date of this Agreement:

Macquarie Equipment Capital Inc.

660 Fifth Avenue

New York, NY 10013

Attention: Joshua Stevens

E-mail:	joshua.stevens@macquarie.com; safresopsna@macquarie.com; markian.dziuk@gmail.com; phoebe.yang3@macquarie.com.

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Paul Bonewitz/ Cameron Lyons
E-mail:	paul.bonewitz@lw.com; Cameron.Lyons@lw.com

(iii) if to any other Lender, to the address or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service shall be deemed to have been given when received. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received when sent (unless the sender receives an error message that such email failed to be delivered); provided that if such electronic notice, email or other communication is not sent during the normal business hours of the recipient, such electronic notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(c) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given under the Loan Documents by or on behalf of any one or more of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of any proceeding under any Debtor Relief Laws relative to the Loan Parties; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers agree to pay or reimburse (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders and their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and the Lenders) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Lenders, or any Lender (including the out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights, whether through negotiations, legal proceedings or otherwise) (A) in connection with this Agreement and the other Loan Documents, including its rights or remedies under this Section, or (B) in connection with the Loans made hereunder, including all reasonable search, filing, recording and title insurance charges and fees related thereto, and other related reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or the Loan Documents. The agreements in this Section 10.04(a) shall survive Payment in Full and the resignation or removal of the Administrative Agent. All amounts due under this Section 10.04(a) shall be paid within ten (10) days of receipt by the Borrowers of an invoice relating thereto.

(b) Indemnification by the Borrower. The Borrowers shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, and each Agent-Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities obligations, penalties, demands, actions, judgments, suits, costs, disbursements and related expenses (but limited, in the case of legal fees and expenses, to the actual, reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel, selected by the Administrative Agent, to the Indemnitees, taken as a whole, and, if reasonably necessary, one regulatory counsel and one local counsel to the Indemnitees, taken as a whole, in any relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected Indemnitees to the extent they are similarly situated)) incurred by an Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery or enforcement, of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Commitment or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any Environmental Liability related in any way to the Borrowers, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities obligations, penalties, demands, actions, judgments, suits, disbursements or related expenses are (A) determined by a court of competent jurisdiction by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) arises out of any claim, litigation, investigation or proceeding that is brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent acting as the Administrative Agent) that does not involve any act or omission of the Borrowers or any of its Affiliates. Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The agreements in this Section 10.04(b) shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender and Payment in Full.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay in full any amount required under Section 10.04(a) or Section 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing in this sentence shall limit the indemnification obligations of the Borrowers under Section 10.04(b). No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent having resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(c) shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Loan Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York from time to time. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.

Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, Related Parties and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Subject to the limitations set forth in paragraph (a) above, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(ii) Consent. So long as no Event of Default has occurred and is continuing, the consent of Borrower (such consent not to be unreasonably withheld or delayed and which consent shall be deemed to have been given by the Borrower if the Borrower has not responded within ten (10) Business Days of a written request for such consent) shall be required for any assignment or transfer by any Lender of any of its rights or obligations under this Agreement; provided that no such consent shall be required for an assignment to an Affiliate or an Approved Fund of such Lender.

(iii) No Assignment to Certain Persons. No such assignment shall be made (A) to a Loan Party or any of their respective Affiliates or Subsidiaries, or (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the recordation date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations (other than confidentiality obligations that survive such assignment) under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if one has been issued to the assigning Lender), the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of the Administrative Agent’s Offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Loan Commitments of, and principal amounts (and related stated interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of or notice to the Borrower, sell participations to any Person (other than (A) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or (B) any Loan Party or any of its respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) and 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.03 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24; and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law. Notwithstanding anything to the contrary herein, (i) any Lender shall be permitted to pledge or grant a security interest in all or a portion of such Lender’s rights hereunder including, but not limited to, any Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (ii) the Administrative Agent shall be permitted to pledge or grant a security interest in all or any portion of its rights hereunder or under the other Loan Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of the Administrative Agent or any of its Affiliates to any Person providing any loan, letter of credit to or for the account of the Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person.

Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees not to disclose any Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its Related Parties, its direct and indirect owners or investors and prospective owners or investors of it, and its affiliated funds (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or compelled by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, use commercially reasonable efforts, to the extent permitted by applicable requirements of Law, to inform the Borrowers promptly in advance thereof), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, use commercially reasonable efforts, to the extent permitted by applicable requirements of Law, to inform the Borrowers promptly in advance thereof), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 3.03 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) with the written consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers not in breach of any confidentiality obligations owing to the Borrowers or (z) is independently discovered or developed by the Administrative Agent or such Lender without utilizing any Information received from the Borrowers or otherwise violating the terms of this Section 10.07.

For purposes of this Section 10.07, “Information” means all information received from any Loan Party hereunder relating to the Borrowers or any of their respective businesses other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from any Loan Party, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), in each case without any notification to any person, to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority; provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrowers as soon as practicable in the event of any such disclosure by such person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation.

Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other obligations (in whatever currency) at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all of Obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document owing to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement and such other Loan Document.

Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations as to which no claim has been asserted).

Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Replacement of Lenders. If any circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and, EXCEPT AS EXPRESSLY SET FORTH THEREIN, the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) SUBMISSION TO JURISDICTION. EACH PERSON PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTIES OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY MAIL OR COURIER IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by Law, the Borrowers hereby waive and release any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignments and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that any Note delivered pursuant hereto shall have an original wet-ink signature.

USA PATRIOT Act. Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Publicity. The Borrowers shall not, and the Borrowers shall not permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to the Administrative Agent, any Lender or any of their respective Affiliates, or the Loan Documents, in each case, without the prior consent of the Administrative Agent or such Lender, as applicable, except to the extent required to do so under applicable Law and then, only after consulting with the Administrative Agent or such Lender, as applicable.

Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution;

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Joint and Several Liability.

(a) It is the intent of the parties hereto that the Borrowers shall be jointly and severally obligated hereunder and under the Loans, as co-borrowers under this Agreement, in respect of the principal of and interest on, and all other amounts owing in respect of, the Obligations. In that connection, each Borrower hereby (i) jointly and severally and irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with each other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all such Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them and that the obligations of each Borrower hereunder shall be unconditional irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, and (ii) further agrees that if any of such obligations are not Paid in Full when due (whether at stated maturity, as a mandatory prepayment or cash collateralization, by acceleration or otherwise), the Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever. The Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all of the Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations.

(b) Except as otherwise expressly provided in this Agreement or the other Loan Documents, (i) each Borrower hereby waives notice of acceptance of its joint and several liability, and (ii) (A) any notice of any Loans under or pursuant to the Loan Documents, (B) any notice of the occurrence of any Default, Event of Default, or of any demand for any payment under the Loan Documents, (C) any notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations, and (D) all demands, notices and other formalities of every kind in connection with any Loan Documents (except as otherwise provided in the Loan Documents) that, in the case of each of clauses (A) through (D) are delivered to any Borrower shall be deemed to be given to all Borrowers. Any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any other Borrower in the performance or satisfaction of any term, covenant, condition or provision of any Loan Document, any and all other indulgences whatsoever by any Secured Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations of any other Person or the addition, substitution or release, in whole or in part, of any Borrower, in the case of each of the foregoing granted to, made by, agreed to by or accepted by any Borrower shall be deemed to be granted to, made by, agreed to or accepted by all Borrowers. The obligations of each Borrower under the Financing Documents (including this Section 10.22) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Loan Party. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any Borrower or any other Loan Party or any of their respective Subsidiaries.

(c) Each Borrower represents and warrants to the Administrative Agent and the other Secured Parties that it is currently informed of the financial condition of the other Borrowers and the other Loan Parties. Each Borrower hereby assumes all responsibility for keeping itself informed of each other Borrowers’ and each other Loan Party’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(d) Each Borrower agrees that if any certificate is executed and delivered by one or more of them in its capacity as a “Borrower” hereunder, but not all Borrowers, such certificate may be relied upon by the Administrative Agent and the other Secured Parties, and shall bind all Borrowers, as if it were executed by all of them.

(e) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it under any Loan Document, any payments made by it to any Secured Party with respect to any of the Obligations or any collateral security therefor until the Discharge Date. Any claims that any Borrower may have against any other Borrower with respect to any payments to any Secured Party under any Financing Document are hereby expressly made subordinate and junior in right of payment to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, this Agreement shall have terminated before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(f) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the Discharge Date. Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, it will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to it until the discharge of all Obligations. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Secured Parties, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with this Agreement if such Default or Event of Default is continuing.

(g) Notwithstanding anything to the contrary set forth in this Section 10.22, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrower (and any Lien granted by each Borrower to secure such Obligations or its joint and several liability in respect thereof) not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit as determined by final and non-appealable order of a court of competent jurisdiction (“Fraudulent Conveyance”). Consequently, each Borrower and each Secured Party hereby agree that, if a court of competent jurisdiction finally determines that the incurrence of liability by any Borrower in respect of the Obligations (or any Liens granted by such Borrower to secure such Obligations or its joint and several liability in respect thereof) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BORROWERS:

FIREBIRD EQUIPMENT HOLDCO, LLC

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Chief Executive Officer

FERMI EQUIPMENT HOLDCO, LLC

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

AGENT:

MACQUARIE EQUIPMENT CAPITAL, INC.

By:	/s/ Joshua Stevens
Name: Joshua Stevens
Title: Division Director

By:	/s/ Robert Downey
Name: Robert Downey
Title: Division Director

[Signature Page to Loan Agreement]

LENDER:

MACQUARIE EQUIPMENT CAPITAL, INC.

By:	/s/ Joshua Stevens
Name: Joshua Stevens
Title: Division Director

By:	/s/ Robert Downey
Name: Robert Downey
Title: Division Director

[Signature Page to Loan Agreement]